Exhibit (10) P.



September 30, 2005


Bernard Masson
(address intentionally omitted)


RE:  Termination of Employment

Dear Bernard:

Once signed by both parties, this letter will constitute an agreement between Eastman Kodak Company ("Kodak") and you.
Its purpose is to confirm the terms of your termination of employment by Kodak. For purposes of this letter, the term
"Company" will collectively refer to Kodak and all its affiliates and subsidiaries.

1.   Last Day of Work

It is hereby agreed that your last day of employment by Kodak will be on January 1, 2006 (the "Last Day of Work"), unless you resign or are terminated at an earlier date under the terms of this letter agreement.

2.   Responsibilities

During the remainder of your employment by Kodak, you will perform such duties and responsibilities as are identified by or on behalf of Antonio Perez, and be responsible for performing those transition expectations identified by him or his designees. It is expected that you will perform these duties, responsibilities and expectations in a timely and satisfactory manner, and your receipt of the benefits described in this letter agreement is contingent on your satisfaction of this condition.

3.   Severance Benefits

As a result of your termination, Kodak will pay you, subject to your satisfaction of the requirements of this letter agreement, the severance benefits described in this Section
3. Given your ineligibility for any benefits under the terms of Kodak's Termination Allowance Plan ("TAP"), these benefits are not being provided to you under the terms of such plan. The following severance benefits are being provided to you as a special arrangement under the terms of this letter agreement:

     A. Severance Allowance. You will receive a severance allowance in an amount equal to $1,646,040.00. As stated in the Agreement, the severance allowance will be paid in equal consecutive monthly payments over the 12-month period commencing on the six-month anniversary of the date of your termination of employment. Kodak will withhold from the severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.



Robert L. Berman, Director Human Resources,  Sr. Vice
President
EASTMAN KODAK COMPANY  343 STATE STREET  ROCHESTER, NEW YORK
14650-00233
TEL (585) 724-7674  FAX (585) 724-1655, E-Mail:
robert.berman@kodak.com



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     B.   Continuation of Existing Health, Dental and Basic
          Life Insurance Coverages. Your existing elections under the Kodak Medical Assistance Plan ("Kmed") and the Kodak Dental Assistance Plan ("Kdent") and for Basic Coverage under the Kodak Life Insurance Plus Plan will be continued, and fully paid by Kodak, until the last day of the fourth month immediately following the month of your termination from employment. Upon conclusion of this four-month period, you will be able to continue your health and dental coverages for a limited period of time by electing COBRA continuation coverage. For more details regarding how to elect COBRA continuation coverage, please see "You and Kodak."

     C. Retraining Allowance. You will receive a retraining allowance benefit of up to $5,000.
          This benefit will be provided to you in the same manner, and on the same terms and conditions, as if you were a "Former Employee" eligible to receive a retraining allowance pursuant to Article 7 of TAP, except your retraining allowance benefits will be paid in a lump sum on the first day of the fourth month after the second anniversary of your Last Day of Work. All retraining allowance benefits will be subject to all income, payroll and employment tax withholdings required by applicable law or regulation to be withheld.

     D. Enhanced Retirement Benefit. Pursuant to and in accordance with the terms of the letter agreement between you and Kodak dated April 29, 2005 (the "Agreement"), you will receive the current balance in your phantom cash balance account, equal to $200,000, plus accrued interest as of the Last Day of Work. As stated in the Agreement, this amount will (i) be paid in a lump sum within two weeks after the date that is six months after the Last Day of Work; (ii) not be funded in any manner;
          (iii) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (iv) not be grossed up or be given any other special tax treatment by Kodak.

     E. Outplacement Services. Outplacement services will be provided to you in the same manner, and on the same terms and conditions, as if you were eligible for "Outplacement Services" pursuant to Article 8 of TAP.

     F. Offsets. The severance benefits set forth in this letter will be paid to you in lieu of any other severance, termination, or separation pay or benefit to which you may otherwise be entitled, except any benefits payable to you under TAP. In the unlikely event it is ever determined by the plan's administrator or a court of competent jurisdiction that you are entitled to benefits under TAP, it is agreed: (1) the portion of the severance allowance equal to the amount of your TAP benefits will be treated as paid pursuant to TAP, not under this letter agreement; and (2) the severance allowances payable to you under this letter agreement will be reduced by the amount of your TAP benefits. The severance allowance will also be reduced by the amount of any unemployment insurance benefits you receive.

     G. Death. In the event that you die prior to the commencement of the severance benefits as provided in this Section 3, the total unpaid balance will be paid in a lump sum to the executor or administrator of your estate or to a properly qualified personal representative within 90 days of Kodak's receipt of information reasonably evidencing your death, as determined by Kodak in its sole discretion. In the event that you die after the severance benefits provided in this
          Section 3 have commenced, but before the receipt of all severance benefits payable hereunder, any unpaid balance will be paid in a lump sum to the executor or administrator of your estate or to a properly qualified personal representative, within 90 days of Kodak's receipt of information reasonably evidencing your death, as determined by Kodak in its sole discretion.

4.   Benefits Not Benefits Bearing

The benefits under this letter agreement are not "benefits bearing." In other words, the amount of these benefits will not be taken into account, nor considered for any reason, for purposes of determining any Company provided benefits or compensation to which you are or may become eligible.

5.   Release

In partial consideration for the severance benefits provided to you under this letter agreement, you hereby agree to execute immediately prior to your termination of employment the Agreement and Release annexed hereto as Addendum A. In the event you either fail to sign or, once signed, make an effective revocation of Addendum A, you will not be entitled to any of the severance benefits under this letter agreement.

6.   Executive Compensation for Excellence and Leadership

You will be eligible for an award under the Executive Compensation for Excellence and Leadership ("EXCEL") plan for the 2005 performance period in accordance with the terms of EXCEL. Any award made to you will be paid at the normal time of payout. You will not be eligible for an EXCEL award for the 2006 performance period and you hereby forfeit any and all rights to receive an award therefor.

You hereby acknowledge and agree that individual performance is but one factor that is taken into account in determining awards under EXCEL. Other factors that are taken into account include company performance, unit performance, and discretion by the Executive Compensation and Development Committee of the Board of Directors (the "Compensation Committee"), Kodak's CEO and the participant's supervisor. Given this, you further acknowledge and agree that the Compensation Committee's determination with regard to the amount and payment of any EXCEL award paid to you for 2005 will be final and binding upon you, and any other person having or claiming to have any right or interest on your behalf in or under the plan.

7.   Stock Options

Subject to your satisfaction of the terms of this letter agreement, your termination of employment will, for purposes of any stock options held by you upon your termination, be treated as an "Approved Reason." Thus, you will not forfeit any stock options you hold on the Last Day of Work as a result of your termination of employment under this letter agreement.

8.   Leadership Stock Program

Subject to your satisfaction of the terms of this letter agreement, Kodak management will recommend to the Compensation Committee that your termination of employment be treated as for an "Approved Reason" pursuant to the terms of Kodak's Leadership Stock Program. Should the Compensation Committee agree with management's recommendation, you will be eligible for a full award for the program's 2004-2005 performance cycle, and a prorated award for the program's 2005-2006 performance cycle, calculated by applying 50% to the amount of the award certified by the Compensation Committee. Any award made to you with respect to either of these cycles will be paid following certification by the Compensation Committee of the Company's performance for the entire performance cycle, pursuant to the terms of the Leadership Stock Program. With respect to the 2006-2007 performance cycle, since you will be terminating your employment during the first year of this two-year performance cycle, you will not be eligible for any award under the Leadership Stock Program for such cycle, and hereby forfeit any and all rights to receive an award therefor.


9.   Restricted Stock/Restricted Stock Units

As a result of your termination of employment under this letter agreement, effective the Last Day of Work, you will forfeit any restricted stock or restricted stock units you hold for which the restrictions have not lapsed as of the Last Day of Work. You will not, however, forfeit any restricted stock or restricted stock units you hold for which the restrictions have lapsed as of the Last Day of Work.

10.  Employee's Agreement

During your employment by Kodak, you signed an "Eastman Kodak Company Executive Employee's Agreement (the "Employee's Agreement")" in which you affirmed your obligation not to disclose Company trade secrets or confidential or proprietary information. Further, you agreed not to engage in work or activities on behalf of a competitor of the Company in the field in which you were employed by Kodak for a period following termination of your employment by Kodak equal to the total number of months you were employed by Kodak, but in no event less than six (6) months or more than eighteen (18) months. By signing this letter agreement, you reaffirm your Employee's Agreement and agree that it is in full force and effect, without amendment or modification.

11.  Cooperation

You agree to cooperate fully with Kodak from now to the date of your termination of employment and thereafter during the two (2) year period following your termination, taking into account the demands of any subsequent employment by you with a third party after the Last Day of Work, on all matters relating to your employment and termination of employment, the transition of your duties and responsibilities to your successor(s), and the conduct of Kodak's business. You further agree during such periods to cooperate fully with Kodak regarding, and conduct all of your actions, statements and communications in a manner consistent with, the announcement by Kodak of your termination of employment.

In partial consideration for the severance benefits, you also agree that during the period commencing on the date of this letter and ending on the second anniversary of the Last Day of Work, you will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to the interests of the Company or any of its current or former officers, directors, and employees or cause any of such persons embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company's shareholders, clients, customers, employees or competitors. Kodak also agrees that during such period of time, its officers and directors will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to you or cause you embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute by the public or the Company's shareholders, clients, customers, employees or competitors.

Further, as set forth in your offer letter with the Company dated November 7, 2002 (the "Offer Letter"), and in partial consideration for the severance benefits, you hereby agree that for the two-year period following your termination of employment, you will not (i) directly or indirectly recruit, solicit or otherwise induce or attempt to induce any of Kodak's employees or independent contractors to terminate their employment or contractual relationship with Kodak or work for you or any other entity in any capacity, or (ii) solicit or attempt to solicit the business or patronage of any of Kodak's actual or prospective clients, customers or accounts with respect to any technologies, services, products, trade secrets or other matters in which Kodak is active.

12.  Injunctive Relief

You acknowledge by accepting the benefits under this letter agreement that any breach or threatened breach by you of any term of Sections 10 or 11 hereof cannot be remedied solely by the recovery of damages or the withholding of benefits and the Company will therefore be entitled to an injunction against such breach or threatened breach without posting any bond or other security. Nothing herein, however, will prohibit the Company from pursuing, in connection with an injunction or otherwise, any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

13.  Vacation

Upon your termination of employment, you will receive payment in lieu of all your earned and unused carried-over and current vacation as of the Last Day of Work.

14.  Miscellaneous

     A. Confidentiality. You agree to keep the content and existence of this letter agreement confidential except that you may review it with your supervisor, attorney, financial advisor, and/or with me or my designee. Prior to any such disclosure, you agree to advise these individuals of the confidential nature of this letter agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

     B. Tax Liability. By signing this letter agreement you agree that the Company has not provided you with advice regarding the tax treatment of any of the benefits or payments provided hereunder, including without limitation those benefits set forth in Section 3. You hereby acknowledge that Kodak will not report any such amounts as taxable (or make any related withholding of tax) under
          Section 409A of the Internal Revenue Code of 1986, as amended, or administrative guidance thereunder, and you agree to indemnify and hold the Company harmless for any liability associated with such reporting and withholding treatment.

     C. Section 409A of the Internal Revenue Code. The arrangements described in this letter agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service. The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances Kodak will administer the letter in a manner which adheres as closely as possible to the existing terms and intent of the letter while complying with Section 409A. This paragraph does not restrict Kodak's rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

     D. Unenforceability. If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

     E. Headings. The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

     F. Applicable Law. This letter agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of law. Disputes arising under this letter agreement shall be adjudicated within the exclusive jurisdiction of a state or federal court located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States Federal District Court located in Monroe County, New York.

     G. Amendment. This letter agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak which expressly acknowledges that it is changing, modifying or amending this letter agreement.

     H. Forfeiture. In the event that you violate any provision of this letter agreement, including Addendum "A", or your Employee's Agreement, in addition to, and not in lieu of, any other remedies that Kodak may pursue against you, no further severance benefits will be made to you hereunder and you agree to immediately repay all severance benefits previously paid to you pursuant to this letter agreement. In such event all other provisions of this letter agreement will remain in full force and effect as though the breach had not occurred.

Your signature below means that:

     1. You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

     2. You accept the terms and conditions set forth in this letter agreement; and

     3. This letter agreement, including in particular its reference regarding the continuing effectiveness of your Employee's Agreement, supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have with the Company concerning your termination of employment and any special or other separation, termination, retirement or compensation arrangement, except for your Employee's Agreement, which shall continue in full force and effect, and the Agreement, the terms of which are hereby incorporated herein and made a part hereof. To the extent of any conflict between the terms of this letter agreement and the terms of your Employee's Agreement or the Agreement, the terms of this letter agreement shall control.

If you find the foregoing acceptable, please sign your name on the signature line provided below. Once the letter agreement is executed, please return it directly to my attention.

                              Very truly yours,

                              /s/ Robert L. Berman

                              Robert L. Berman

RLB:seu
Enclosure


I accept the terms and conditions of this letter agreement.



Signed:  /s/ Bernard Masson
       -----------------------
          Bernard Masson


Dated:  October 5, 2005